Exhibit 99.1

BOSTON PRIVATE AND WESTFIELD CAPITAL

AGREE TO ACCELERATE PURCHASE OPTION

BPFH Increases Capital and Retains Earnings Stream

Boston, MA – October 6, 2009 – Boston Private Financial Holdings, Inc. (NASDAQ: BPFH) today announced an agreement whereby the management team of Westfield Capital Management will complete the purchase of that firm now, instead of in 2014 as contemplated in a previously-announced agreement. In exchange, BPFH will receive approximately $59 million in initial proceeds and retain a 12.5 percent revenue share in Westfield for eight years.

The key elements of this transaction, subject to the provisions of the agreement, include:

•	$54 million in cash at closing plus a $5 million note due in one year.
•	Retention of a 12.5 percent interest in Westfield revenues for eight years.
•	One-time pre-tax book gain of approximately $45 million.
•	Improvement in BPFH’s TCE/TA ratio by 50 basis points to 6.7%.

“Through this agreement we are able to further strengthen our capital position and yet maintain a significant earnings stream from Westfield while exiting a business that has become non-strategic,” said Timothy L. Vaill, Chairman and CEO, BPFH. “By any measure, the Westfield investment has been a success for BPFH shareholders, delivering strong growth and many times over what we paid in terms of earnings. However, Westfield’s expansion of its institutional money management business diverges from BPFH’s core strategy of providing wealth management services to high-net-worth individuals, their families and their businesses.”

William Muggia will continue to serve as President, CEO and CIO of Westfield Capital Management following the close of the transaction. The firm’s management and personnel will not change and the company will remain headquartered in Boston. Mr. Muggia said, “We have enjoyed our long and fruitful history with Boston Private. This purchase is consistent with our previously stated goal of becoming an employee owned firm. It is important to note that current Westfield Partners are funding a significant portion of this transaction. We look forward to continuing our relationship with Boston Private on this new basis.”

Concluded Vaill, “We are very proud of the success of our partnership with Westfield over the years. Under Will’s leadership—and before him Arthur Bauernfeind and Mike Hazard, the founder of the firm, Westfield grew by more than 700% in assets under management and established a world-wide client base. Under this new agreement, we look forward to participating in Westfield’s next round of growth and wish the very best to Will and his entire team.”

The transaction is expected to close in the fourth quarter upon completion of financing and other closing conditions.

Boston Private Financial Holdings

Boston Private Financial Holdings is a national financial services organization comprised of independently operated affiliates located in key regions of the U.S. that offer private banking, wealth advisory and investment management services to the high net worth marketplace, selected businesses and institutions. The Company enters demographically attractive markets through a very selective acquisition process and then expands by way of organic growth. It employs a distinct business strategy, empowering its affiliates to run independently such that they can best serve their clients at the local level, while at the same time providing strategic oversight and access to resources, both financial and intellectual, to support management, compliance, legal, marketing, and operations. (NASDAQ: BPFH).

For more information about Boston Private, visit the Company’s web site at www.bostonprivate.com.

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CONTACT:

Catharine Sheehan

Senior Vice President, Corporate Communications

Boston Private Financial Holdings, Inc.

(617) 912-3767

csheehan@bostonprivate.com

John Hartz

Sloane & Company

857-598-4779

jhartz@sloanepr.com

Statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These statements include, among others, statements regarding our strategy, evaluations of future interest rate trends and liquidity, prospects for growth in assets, and prospects for overall results over the long term. You should not place undue reliance on our forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to significant risks, uncertainties and other factors which are, in some cases, beyond the Company’s control. Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. The Company’s actual results could differ materially from those projected in the forward-looking statements as a result of, among other factors, adverse conditions in the capital and debt markets and the impact of such conditions on the Company’s private banking and investment advisory activities, changes in interest rates, competitive pressures from other financial institutions, a deterioration in general economic conditions on a national basis or in the local markets in which the Company operates, including changes which adversely affect borrowers’ ability to service and repay our loans, changes in loan defaults and charge-off rates, adequacy of loan loss reserves, reduction in deposit levels necessitating increased borrowing to fund loans and investments, the passing of adverse government regulation, the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired, and risks related to the identification and implementation of acquisitions, as well as the other risks and uncertainties detailed in the Company’s Annual Report on Form 10-K and other filings submitted to the Securities and Exchange Commission. The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.